SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

Tema ETF Trust

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

1919 M. Street, N.W., Suite 700

Washington, D.C. 20036

TELEPHONE NUMBER:

(302) 499-4928 ext. 801

NAME AND ADDRESS OF AGENT FOR

SERVICE OF PROCESS:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

New Castle County

Wilmington, DE 19801

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

☒ Yes

☐ No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the sole initial Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of London, UK on this 30th day of August, 2022.

Tema ETF Trust

/s/ Matthew Keeling

By: Matthew Keeling

       Sole Trustee

Attest: /s/ Benjamin Christopher Wise

Name: Benjamin Christopher Wise

Notary No: N/A

Notary Expiration: Does not expire